UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Statement Pursuant to Section 14(a) of the Securities
and Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-12

NEOPHARM, INC.

(Name of Registrant as Specified in its Charter)

JOHN N. KAPOOR, Ph.D.

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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John N. Kapoor, Ph.D.
225 Deerpath Road, Suite 250
Lake Forest, Illinois 60045

September 28, 2004

Dear Fellow NeoPharm Stockholder:

I am a founder and director of NeoPharm, Inc. (“NeoPharm” or the “Company”) and, together with my wife, its largest stockholder. I am soliciting stockholder consents to remove Messrs. Sander A. Flaum and Erick E. Hanson and Drs. Matthew P. Rogan and Kaveh T. Safavi (the “Other Incumbent Directors”) from the board of directors of NeoPharm and to replace them with three highly qualified, independent nominees, Messrs. Brian Tambi and Ronald Eidell and Dr. Bernard A. Fox.

NeoPharm’s stock price has declined from a high of $22.70 last March to a close of $6.30 on the day I announced this solicitation — a drop of over 72%. My family’s 21.73% holding has dropped in value by almost $82.5 million. No one is more interested in NeoPharm’s success or has a greater stake in that success than I do, and no one’s interests are more aligned with your interests as a stockholder.

•	I BELIEVE THAT NEOPHARM MUST ACT IMMEDIATELY TO REFINE ITS STRATEGIC FOCUS AND SUBSTANTIALLY REDUCE ITS CASH BURN RATE.

•	I BELIEVE THAT THE NECESSARY CHANGES WILL NOT BE MADE WHILE THE COMPANY IS CONTROLLED BY THE OTHER INCUMBENT DIRECTORS.

Do not believe the Company’s statements that I have engaged in the consent solicitation in order to regain the role of Chairman. I am the Chairman of four other publicly traded companies—I have no need for another title. This consent solicitation is, and always has been, about restoring stockholder value in your Company.

As the former Chairman of the board of directors I have been urging management for at least a year to take the actions needed to protect the value of our investment in NeoPharm, including reducing expenses, improving budgeting, streamlining clinical trials and focusing more clearly on rapidly commercializing key drug candidates. Most of my suggestions fell upon deaf ears. The board did, however, finally agree in early 2004 with my longstanding suggestion that NeoPharm hire a Chief Operating Officer to help improve operations. Yet on February 13, 2004, NeoPharm’s former CEO, James Hussey, informed the board that he would not hire a COO. I considered this insubordination grounds for his removal as CEO. Unfortunately the Other Incumbent Directors, all of whom are personal friends of Mr. Hussey and who, aside from Mr. Hanson, were placed on the board by Mr. Hussey, did nothing. It was not until May 2004, after the total failure of the arbitration proceedings against Pharmacia, which cost your Company $14.4 million and which Mr. Hussey had recommended and vigorously supported, that the Other Incumbent Directors finally agreed to replace Mr. Hussey as CEO.

By mid-June 2004, the board had unanimously agreed that Mr. Gregory P. Young should be offered the position of CEO and that his appointment and Mr. Hussey’s resignation should be announced at the annual meeting of stockholders on June 17, 2004. I was again hopeful that as Chairman, I could set an agenda for change that would result in expense reductions and improved focus. However, at the annual meeting on the 17th I was in for a surprise. In a vote that signaled to me their intention to continue with “business as usual,” the Other Incumbent Directors voted to replace me as Chairman with Mr. Hanson.

At the next board meeting, in mid-August, I again strongly expressed my view that immediate action was required, particularly with respect to reducing the cash burn rate, and recommended that the Company immediately implement a program with a goal of reducing the burn rate to approximately $30 million from its current $55 to 58 million. I also expressed my belief that this could be accomplished and still allow development of the Company’s key products. The Other Incumbent Directors dismissed my proposal, asked me no questions about it and instead concluded that “more information” was needed before they could consider any strategic change. Astonishingly, they also agreed that the Company should hire consultants to value the Company’s drug product portfolio, with an objective of having more information available by November. If the Other Incumbent Directors do not understand the value of the Company’s products by now (having spent over 20 collective years on the NeoPharm board), that alone should be adequate grounds to remove them.

On September 1, 2004 I contacted Mr. Hanson and told him of my plans to remove the Other Incumbent Directors and replace them with the independent nominees. I told him I believed it was in the Company’s best interest for the Other Incumbent Directors to resign and avoid the distraction and expense of a fight. The Other Incumbent Directors refused my request, but they did reverse course and suddenly take an interest in my plans for improving the Company.

It is no coincidence that the Company has now announced a plan to cut its 2005 cash burn rate to between $43 and $47 million, while claiming that cuts beyond that amount will endanger the Company’s prospects and long-term value. I absolutely disagree, but this dispute is not about subtle differences between two competing restructuring programs. The question is not whether the better burn rate number is $30 million, or $43 million, or $47 million. The question is, who would you rather have overseeing your investment in NeoPharm?

•	The Other Incumbent Directors, who until recently had no plan at all to cut expenses; who apparently believed that no cuts at all were necessary despite a tumbling stock price; who then suddenly agreed that cuts are in fact possible and now apparently believe that they can be implemented rapidly without hurting the Company? The same directors who inexplicably failed to join me in pressing for these cuts when I began calling for change over a year ago?

OR

•	An independent, active board, which is dedicated to seeing NeoPharm not only succeed, but flourish; a board ready and willing to make the changes the Company so obviously needs; a board led by the Company’s founder and largest stockholder who is closely aligned with stockholders.

I have over 14 years of experience with the Company. I founded it. I have extensive experience with many other pharmaceutical and pharmacy services companies — many of which have undergone significant operational restructurings. I firmly believe that NeoPharm can reduce its cash burn rate to approximately $30 million while still continuing to rapidly commercialize its liposomal products and IL-13PE38QQR.

•	THE TIME FOR ACTION IS NOW.

•	I BELIEVE THAT THE OTHER INCUMBENT DIRECTORS ARE AN IMPEDIMENT TO THE SUCCESS OF YOUR COMPANY.

•	VOTE TO PUT AN INDEPENDENT, ACTIVE BOARD OF DIRECTORS IN PLACE TO LEAD YOUR COMPANY.

•	VOTE TO PROTECT THE VALUE OF YOUR INVESTMENT IN NEOPHARM.

PLEASE SIGN, DATE AND RETURN THE WHITE CONSENT CARD TODAY.

Thank you for your support.

/s/ John N. Kapoor, Ph.D.

John N. Kapoor, Ph.D.

Please SIGN, DATE and RETURN the
enclosed WHITE consent card today.

IMPORTANT NOTE: If your shares are held in the name of a bank, broker or other nominee, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a WHITE consent card representing your shares to be signed, dated and returned as soon as possible.

If you have any questions, or need assistance in voting your shares, please call:

Innisfree M&A Incorporated
Toll-free at 1-888-750-5834

Investors and stockholders are urged to read the definitive consent statement filed by Dr. Kapoor relating to the solicitation of consents of NeoPharm stockholders because it contains important information. Dr. Kapoor filed the definitive consent statement on September 27, 2004 with the SEC, and intends to mail the definitive consent statement to NeoPharm stockholders on or about September 28, 2004. Investors and stockholders may obtain a free copy of the definitive consent statement and other documents filed by Dr. Kapoor with the SEC at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by Dr. Kapoor may be obtained free of charge from Innisfree M&A Incorporated at (888) 750-5834 or by request to EJ Financial Enterprises, Inc., 225 East Deerpath Road, Suite 250, Lake Forest, IL 60045, Attention: Michael Babich.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Dr. Kapoor, certain of the employees of EJ Financial and Dr. Kapoor’s nominees for the directorships of NeoPharm, among others, may be deemed to be participants in the solicitation of NeoPharm’s stockholders. The stockholders of NeoPharm may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of NeoPharm’s stockholders in the definitive consent statement filed by Dr. Kapoor with the SEC on Schedule 14A on September 27, 2004.